Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
Oct. 28, 2004	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
212-395-7726
robert.a.varettoni@verizon.com

Verizon Communications Third-Quarter Revenues Increase 6.7%, to a Record $18.2 Billion; Wireless Revenues Up 23%

Quarterly Earnings of $1.8 Billion; Continued Strong Growth in Broadband and Wireless Services; Continued Solid Cash Flows and Margins

THIRD-QUARTER HIGHLIGHTS

•	Total Company: Earnings of 64 cents in diluted earnings per share, or 65 cents per share before one special item (non-GAAP); 6.7 percent, or $1.1 billion, growth in operating revenues; $5.6 billion in cash flows from operating activities, a $0.3 billion increase; $1.3 billion free cash flow (non-GAAP, cash from operating activities less capital expenditures and dividends); 19.8 percent consolidated operating income margin (operating income divided by operating revenues)

•	Wireless: 1.7 million net customer additions, an industry record for the second consecutive quarter; 42.1 million total customers; 23.0 percent growth in total revenues; company-record average revenue per customer; 22.5 percent operating income margin; churn (customer turnover) of 1.5 percent per month

•	Wireline: 11.5 percent growth in total data revenues; 8.7 percent growth in long-distance revenues; 309,000 net additions of broadband DSL (digital subscriber lines); 3.3 million total DSL lines; broadband, data, long-distance and Enterprise (large business) services contribute to Domestic Telecom’s second sequential quarter of revenue growth

Notes: Growth percentages cited above compare third-quarter 2004 with third-quarter 2003. See the schedules accompanying this news release and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for the non-GAAP financial measures included in this announcement. Discontinued operations in the quarterly periods presented include the operations of Verizon Information Services Canada, following a third-quarter 2004 agreement to sell this business.

Verizon News Release, page 2

NEW YORK – Showing continued strong revenue growth, Verizon Communications Inc. (NYSE:VZ) today reported third-quarter 2004 earnings of $1.8 billion — 64 cents per diluted share, or 65 cents per share before one special item.

Quarterly consolidated operating revenues topped $18 billion for the first time in the company’s history — increasing 6.7 percent to $18.2 billion, compared with $17.1 billion in the third quarter 2003.

Also for the first time, Verizon Wireless contributed more than 40 percent of Verizon’s total revenues. The nation’s leading wireless company grew revenues 23.0 percent to $7.3 billion, compared with $5.9 billion in the third quarter 2003.

This marks Verizon Wireless’ ninth consecutive quarter of double-digit, year-over-year revenue increases, and the third consecutive quarter that increases totaled more than $1 billion compared with the previous year’s quarter.

Overall, Verizon’s growth businesses — wireless, long-distance, broadband, data and Enterprise services — accounted for 55 percent of third-quarter 2004 revenues. This compares with 49 percent of third-quarter 2003 revenues. Over the past year, revenues from these businesses have grown by 20.8 percent.

Domestic Telecom operating revenues were $9.6 billion in the third quarter 2004, a 2.1 percent decrease compared with the third quarter 2003 and a slight increase compared with the second quarter 2004. The segment’s third-quarter results included an 8.7 percent increase in revenues from all long-distance services, which were $1.1 billion compared with $1.0 billion in the third quarter 2003, and an 11.5 percent increase in total data revenues, which were $2.0 billion compared with $1.8 billion in the third quarter 2003.

‘Building Momentum’

“Verizon has posted record revenues and another quarter of strong profitability. We are steadily building momentum and accelerating our transformation into an industry-leading wireless and broadband company,” said Ivan Seidenberg, Verizon chairman and CEO. “Our wireless business has been a driver of overall revenue growth and a model of sustained excellence in terms of network quality, product innovation and customer satisfaction.

Verizon News Release, page 3

“As our business shifts from traditional narrow-band services and related markets, we are encouraged by the pace at which our overall revenue mix is evolving toward higher-growth services. We continue to see the benefits of cost controls and productivity improvements in our stable margins and cash flows, and we have the strongest balance sheet since our company was formed.”

Continued Record Wireless Growth

Verizon Wireless added 1.7 million net new customers, the largest quarterly customer increase in the history of the company, which was formed in April 2000. The total number of customers grew 16.9 percent year-over-year to 42.1 million, including 40.2 million retail customers.

As the company attracts new customers in record numbers, Verizon Wireless continues to produce industry-leading operational and profitability results. Average monthly churn, a key gauge of customer satisfaction, was 1.5 percent and continued to be the lowest in the industry among major carriers that have reported. Average monthly service revenue per customer increased 3.1 percent year-over-year to $51.58.

Wireless’ operating income margin of 22.5 percent in the third quarter 2004 compares with 18.9 percent in the third quarter 2003. Quarterly operating income grew 46.4 percent year-over-year to $1.6 billion.

Wireless’ EBITDA margin in the third quarter was 43.7 percent, the third consecutive quarter above 40 percent. (EBITDA — or earnings before interest, taxes, depreciation and amortization — is a non-GAAP measure that adds depreciation and amortization to operating income; EBITDA margin is calculated by dividing EBITDA by Wireless’ service revenues.)

Continued Solid Margins

On a consolidated basis, Verizon’s operating income margin rose to 19.8 percent in the third quarter 2004, compared with 18.7 percent in the third quarter 2003. When adjusted to exclude the special and non-recurring items described later in this release as well as net pension and OPEB (other post-retirement benefit) impact, Verizon’s consolidated operating income margin would have been 21.0 percent in the third quarter 2004 and 19.0 percent in the third quarter 2003 (non-GAAP measures).

Verizon News Release, page 4

Domestic Telecom’s operating income margin was 14.7 percent in the third quarter 2004, compared with 16.3 percent in the third quarter 2003. When adjusted to exclude the items listed above, Domestic Telecom’s operating income margin would have been 16.3 percent in the third quarter 2004 and 15.1 percent in the third quarter 2003 (non-GAAP measures).

Consistent with past practice, Verizon believes that excluding the impact of net pension and OPEB expenses or credits enhances comparability and provides a better picture of operating cost management.

Wireline Broadband Growth

Verizon added a net of 309,000 broadband DSL lines in the third quarter 2004 for a total of 3.3 million DSL lines in service, representing 1.1 million net additions over the past year. The company also began rolling out FiOS fiber-optic-based services in the third quarter 2004.

Revenues from DSL contributed to Verizon’s total data revenues of $2.0 billion in the third quarter 2004. Data revenues represented 21 percent of Domestic Telecom’s total operating revenues in the quarter, up from 18 percent in the third quarter 2003.

Cash Flows, Debt

Cash flows from operating activities were $5.6 billion in the third quarter 2004, an increase of 5.5 percent compared with $5.3 billion in the third quarter 2003. Net cash used in investing activities was $3.1 billion, and net cash used in financing activities was $2.5 billion in the third quarter 2004.

Free cash flow was $1.3 billion for the third quarter of 2004, and $3.2 billion for the first nine months of the year. This compares with $1.4 billion for the third quarter of 2003, and $4.9 billion for the first nine months of 2003. Impacts on cash flow in 2004 have included severance payments associated with a 21,000-employee voluntary separation program, as well as increased capital investments compared with 2003 to fund broadband growth initiatives.

Total debt at the end of the third quarter 2004 was $40.5 billion, a reduction of 10.7 percent compared with $45.4 billion at year-end 2003.

Verizon News Release, page 5

Expense Items

Reported operating expenses increased 5.3 percent compared with the third quarter 2003, to $14.6 billion in the third quarter 2004.

When adjusted for special and non-recurring items, operating expenses were also $14.6 billion in the third quarter 2004, an increase of 6.1 percent from comparable expenses in the third quarter 2003 (non-GAAP measures). This increase was driven by the negative impact of $268 million related to pension and OPEB costs, and by costs associated with Verizon’s growth businesses. Expenses for last year’s third quarter included additional Domestic Telecom labor and weather-related repair costs, partially offset by non-operational expense benefits in other business units.

In Domestic Telecom, wage and salary expenses again decreased by more than $200 million year-over-year due to last year’s voluntary separation program. These savings were used to fund increases in sales and marketing expenses and other operating costs in the growth areas of the wireline segment.

Earnings Comparisons and Special Items

Reported earnings were 64 cents per share in both the third quarter 2004 and the third quarter 2003.

Before a $20 million (1 cent per share) special item related to pension settlements, third-quarter 2004 earnings were 65 cents per share. Third-quarter 2003 earnings were 67 cents per share before one special item of $81 million (3 cents per share), also related to pension settlements.

Business Segment Highlights

Following are third-quarter 2004 highlights from Verizon’s four business segments.

Domestic Telecom:

•	Operating revenues of $9.6 billion in the third quarter 2004 were up slightly compared with the second quarter 2004, marking the second consecutive quarter of operating revenue increases. Revenues in the consumer, business and wholesale lines of business all increased in the third quarter 2004 compared with the second quarter 2004.

Verizon News Release, page 6

•	Domestic Telecom’s cash expenses, excluding net pension and OPEB expenses (non-GAAP), were $5.9 billion in the third quarter 2004, a 3.5 percent decrease from the third quarter 2003.

•	Revenues for all long-distance services, including traditional intra-region toll services, increased 8.7 percent compared with third quarter 2003, to $1.1 billion in the quarter. The company had 17.3 million long-distance lines in service as of the end of the quarter, an increase of 525,000 lines compared with the second quarter 2004.

•	Approximately 53 percent of Verizon residential customers have purchased local services in combination with either Verizon long-distance or Verizon DSL, or both. This compares with 41 percent in the third quarter 2003.

•	The average revenue per month per Verizon residential wireline customer increased by 4.4 percent in the third quarter 2004, compared with the third quarter 2003.

•	Approximately 4.2 million Verizon Freedom packages were in service to residential and business customers as of the end of the quarter. Verizon Freedom plans help retain and win back customers by offering local services with various combinations of long-distance, wireless and Internet access, available on one bill.

•	Resale and Unbundled Network Element-Platform (UNE-P) lines totaled 6.7 million at the end of the third quarter 2004, up from 5.4 million at the end of the third quarter 2003. For UNE-P only, this is a 105,000 increase from the end of the second quarter 2004, which is significantly less than in prior quarters this year. The company had 53.7 million switched wireline access lines in service as of the end of the third quarter 2004.

•	During the quarter, Verizon’s Enterprise Solutions Group (ESG) won a six-year, $135 million contract from the Commonwealth of Virginia for voice and data services. ESG also made more than 700 sales of Enterprise Advance services in the quarter. To further support Enterprise Advance, Verizon reached agreements with several suppliers, enabling the expansion of its national network to some 40 new markets, bringing the total number to nearly 100.

Wireless:

•	Total and retail gross additions, as well as total and retail net additions, were the highest in the company’s history. Retail gross additions increased 6.8 percent over the third quarter 2003. Retail net additions increased 24.1 percent to 1.58 million customers of the company’s 1.67 million total net additions.

•	Over the past year, Verizon Wireless has moved the percentage of retail post-pay customers up from 91 percent to 92 percent of its customer base.

Verizon News Release, page 7

•	Churn among retail post-pay customers was 1.3 percent. Verizon Wireless’ total and retail churn performance has led the industry this year as the first anniversary of local number portability approaches.

•	Service revenues for the quarter were $6.4 billion, up 20.6 percent. The company does not include taxes and regulatory fees in service revenues.

•	Verizon Wireless continued its industry-leading cost management, as the company’s cash expense per customer decreased 3.2 percent over the prior-year quarter — a particularly significant achievement given the record-high volume of new customers in the third and preceding quarters.

•	Data services usage continued to climb, contributing $300 million, or 4.7 percent, of third-quarter 2004 total service revenues, up from 4.2 percent in the second quarter 2004 and 2.3 percent in the third quarter 2003. More than one-third of the company’s base — 14.6 million customers — use data services and spend an average of $7 per month on data.

•	Contributing to wireless data revenues, 2.6 billion text messages were sent during the quarter, as the company is seeing text-message levels approach 1 billion per month. Additionally, there were 25.5 million picture messages and 26.8 million Get It Now downloads of the more than 500 games, exclusive content and other applications.

•	At the end of the quarter, the company significantly expanded its BroadbandAccess service to now include 14 major metropolitan areas and 24 airports, including some of the busiest in the country. The company’s broadband network is the largest wireless wide-area broadband service in the nation, and is expected to reach 75 million Americans — one-third of the company’s network — by year-end. BroadbandAccess enables remote access from laptops and PDAs, offering business users a desktop experience when out of the office. It also will make possible high-resolution multimedia consumer services to the handset in the near future, with the company’s planned expansion to more metropolitan areas.

•	Wireless continued to fortify the coverage and quality of its distribution system, as it began putting Verizon Wireless-staffed stores in 600 Circuit City outlets across the country, and expanding its indirect channel to 600 Best Buy stores.

Information Services:

•	Verizon Information Services (VIS) revenues of $900 million decreased 4.2 percent for the third quarter 2004 compared with the third quarter 2003, primarily due to reduced domestic print advertising revenues. Revenues were relatively flat compared with the second quarter 2004.

Verizon News Release, page 8

•	VIS’ domestic online directory and search service, SuperPages.com, continues to achieve strong growth, as demonstrated by a 25 percent increase in revenues and a 33 percent increase in searches over the third quarter 2003.

•	Last month Verizon announced the sale of Verizon Information Services Canada to Bain Capital for $1.54 billion (Cdn. $1.985 billion). The agreement is subject to regulatory approvals and is expected to be completed by the end of 2004.

International:

•	Third-quarter revenues of $496 million represented an increase of 11.2 percent from the third quarter 2003. Revenues reflect operational growth in the Dominican Republic, as well as a prior year revenue adjustment in Puerto Rico, partially offset by declining foreign exchange rates in the Dominican Republic.

•	Third-quarter segment income was $319 million, compared with $471 million in the third quarter 2003. This decrease primarily resulted from additional Italian tax benefits in 2003 from a reorganization at Vodafone Omnitel and lower investment sales, partially offset by operational growth at Verizon Dominicana and the prior-year revenue and expense adjustments in Puerto Rico.

•	Verizon’s 23.1 percent investment in Vodafone Omnitel continues to be a significant contributor to segment results due to higher demand for voice and data services, and favorable foreign currency exchange rates.

A Dow 30 company, Verizon Communications (NYSE:VZ) is one of the world’s leading providers of communications services, with approximately $68 billion in annual revenues. Verizon companies are the largest providers of wireline and wireless communications in the United States. Verizon is also the largest directory publisher in the world, as measured by directory titles and circulation. Verizon’s international presence includes wireline and wireless communications operations and investments, primarily in the Americas and Europe. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

Verizon News Release, page 9

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; our ability to satisfy regulatory merger conditions; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

Verizon Communications Inc.

Consolidated Statements of Income

	(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/04	3 Mos. Ended 9/30/03	% Change	9 Mos. Ended 9/30/04	9 Mos. Ended 9/30/03	% Change
Operating Revenues	$18,206	$17,063	6.7	$53,020	$50,270	5.5

Operating Expenses
Cost of services and sales	5,994	5,706	5.0	17,104	15,849	7.9
Selling, general & administrative expense	5,132	4,891	4.9	15,807	14,823	6.6
Depreciation and amortization expense	3,483	3,416	2.0	10,345	10,162	1.8
Sales of businesses, net	—	(141)	(100.0)	—	(141)	(100.0)

Total Operating Expenses	14,609	13,872	5.3	43,256	40,693	6.3

Operating Income	3,597	3,191	12.7	9,764	9,577	2.0
Equity in earnings of unconsolidated businesses	224	358	(37.4)	635	673	(5.6)
Income from other unconsolidated businesses	2	80	(97.5)	74	159	(53.5)
Other income and (expense), net	16	10	60.0	(20)	22	*
Interest expense	(577)	(685)	(15.8)	(1,809)	(2,132)	(15.2)
Minority interest	(682)	(410)	66.3	(1,835)	(1,132)	62.1

Income Before Provision for Income Taxes, Discontinued Operations and Cumulative Effect of Accounting Change	2,580	2,544	1.4	6,809	7,167	(5.0)
Provision for income taxes	(801)	(758)	5.7	(2,065)	(2,236)	(7.6)

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	1,779	1,786	(.4)	4,744	4,931	(3.8)
Discontinued Operations(1)
Income (loss) from operations	33	15	120.0	89	(891)	(110.0)
Provision for income taxes	(16)	(10)	60.0	(41)	(8)	*

Income (loss) on discontinued operations	17	5	240.0	48	(899)	(105.3)
Cumulative Effect of Accounting Change, Net of Tax	—	—	*	—	503	(100.0)

Net Income	$1,796	$1,791.3		$4,792	$4,535	5.7

Basic Earnings per Share	$.65	$.65	—	$1.73	$1.65	4.8
Weighted average number of common shares (in millions)	2,769	2,759		2,769	2,753

Diluted Earnings per Share(2)	$.64	$.64	—	$1.72	$1.63	5.5
Weighted average number of common shares-assuming dilution (in millions)	2,803	2,791		2,803	2,786

Footnotes:

(1)	Discontinued operations in all periods includes the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004. The nine months ended September 30, 2003 also includes the operations of Iusacell.
(2)	Diluted Earnings per Share include income related to share dilution (exchangeable equity interests) of $7 million and $20 million for the third quarter and year-to-date 2004, respectively, $6 million and $15 million for the third quarter and year-to-date 2003, respectively, and the dilutive effect of shares issuable under our stock-based compensation plans and exchangeable equity interests, which represent the only potential dilution.
*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income Before Special Items

			(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/04	3 Mos. Ended 9/30/03	% Change	9 Mos. Ended 9/30/04	9 Mos. Ended 9/30/03	% Change
Operating Revenues
Domestic Telecom	$9,647	$9,851	(2.1)	$28,883	$29,697	(2.7)
Domestic Wireless	7,311	5,942	23.0	20,320	16,505	23.1
Information Services	900	939	(4.2)	2,725	2,897	(5.9)
International	496	446	11.2	1,470	1,472	(.1)
Other	(148)	(115)	28.7	(378)	(301)	25.6

Total Operating Revenues	18,206	17,063	6.7	53,020	50,270	5.5

Operating Expenses
Cost of services and sales	5,994	5,706	5.0	17,104	15,849	7.9
Selling, general & administrative expense	5,099	4,760	7.1	15,106	13,798	9.5
Depreciation and amortization expense	3,483	3,416	2.0	10,345	10,162	1.8
Sales of businesses, net	—	(141)	(100.0)	—	(141)	(100.0)

Total Operating Expenses	14,576	13,741	6.1	42,555	39,668	7.3

Operating Income	3,630	3,322	9.3	10,465	10,602	(1.3)
Equity in earnings of unconsolidated businesses	224	358	(37.4)	635	673	(5.6)
Income from other unconsolidated businesses	2	80	(97.5)	31	159	(80.5)
Other income and (expense), net	16	10	60.0	35	83	(57.8)
Interest expense	(577)	(685)	(15.8)	(1,809)	(2,132)	(15.2)
Minority interest	(682)	(410)	66.3	(1,835)	(1,132)	62.1

Income Before Provision for Income Taxes and Discontinued Operations	2,613	2,675	(2.3)	7,522	8,253	(8.9)
Provision for income taxes	(814)	(808)	.7	(2,338)	(2,602)	(10.1)

Income Before Discontinued Operations	1,799	1,867	(3.6)	5,184	5,651	(8.3)
Discontinued Operations
Income from operations	33	15	120.0	89	67	32.8
Provision for income taxes	(16)	(10)	60.0	(41)	(34)	20.6

Income on discontinued operations	17	5	240.0	48	33	45.5

Net Income Before Special Items	$1,816	$1,872	(3.0)	$5,232	$5,684	(8.0)

Basic Earnings per Share	$.66	$.68	(2.9)	$1.89	$2.06	(8.3)
Weighted average number of common shares (in millions)	2,769	2,759		2,769	2,753

Diluted Adjusted Earnings per Share	$.65	$.67	(3.0)	$1.87	$2.05	(8.8)
Weighted average number of common shares-assuming dilution (in millions)	2,803	2,791		2,803	2,786

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

	(dollars in millions, except per share amounts)

		Special and Non- Recurring Items
Unaudited	3 Mos. Ended 9/30/04 Reported (GAAP)	Severance, Pension and Benefit Charges	3 Mos. Ended 9/30/04 Before Special Items
Operating Revenues	$18,206	$—	$18,206

Operating Expenses
Cost of services and sales	5,994	—	5,994
Selling, general & administrative expense	5,132	(33)	5,099
Depreciation and amortization expense	3,483	—	3,483

Total Operating Expenses	14,609	(33)	14,576

Operating Income	3,597	33	3,630
Equity in earnings of unconsolidated businesses	224	—	224
Income from other unconsolidated businesses	2	—	2
Other income and (expense), net	16	—	16
Interest expense	(577)	—	(577)
Minority interest	(682)	—	(682)

Income Before Provision for Income Taxes and Discontinued Operations	2,580	33	2,613
Provision for income taxes	(801)	(13)	(814)

Income Before Discontinued Operations	1,779	20	1,799
Discontinued Operations
Income from operations	33	—	33
Provision for income taxes	(16)	—	(16)

Income on discontinued operations	17	—	17

Net Income	$1,796	$20	$1,816

Basic Earnings per Common Share(1)	$.65	$.01	$.66

Diluted Earnings per Common Share(1)	$.64	$.01	$.65

		Special and Non- Recurring Items
Unaudited	3 Mos. Ended 9/30/03 Reported (GAAP)	Severance, Pension and Benefit Charges	3 Mos. Ended 9/30/03 Before Special Items
Operating Revenues	$17,063	$—	$17,063

Operating Expenses
Cost of services and sales	5,706	—	5,706
Selling, general & administrative expense	4,891	(131)	4,760
Depreciation and amortization expense	3,416	—	3,416
Sales of businesses, net	(141)	—	(141)

Total Operating Expenses	13,872	(131)	13,741

Operating Income	3,191	131	3,322
Equity in earnings of unconsolidated businesses	358	—	358
Income from other unconsolidated businesses	80	—	80
Other income and (expense), net	10	—	10
Interest expense	(685)	—	(685)
Minority interest	(410)	—	(410)

Income Before Provision for Income Taxes and Discontinued Operations	2,544	131	2,675
Provision for income taxes	(758)	(50)	(808)

Income Before Discontinued Operations	1,786	81	1,867
Discontinued Operations
Income from operations	15	—	15
Provision for income taxes	(10)	—	(10)

Income on discontinued operations	5	—	5

Net Income	$1,791	$81	$1,872

Basic Earnings per Common Share(1)	$.65	$.03	$.68

Diluted Earnings per Common Share(1)	$.64	$.03	$.67

Footnote:

(1)	EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

	(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	9 Mos. Ended 9/30/04 Reported (GAAP)	Severance, Pension and Benefit Charges	Sales of Investments, Net	Other Special Items	9 Mos. Ended 9/30/04 Before Special Items
Operating Revenues	$53,020	$—	$—	$—	$53,020

Operating Expenses
Cost of services and sales	17,104	—	—	—	17,104
Selling, general & administrative expense	15,807	(792)	—	91	15,106
Depreciation and amortization expense	10,345	—	—	—	10,345

Total Operating Expenses	43,256	(792)	—	91	42,555

Operating Income	9,764	792	—	(91)	10,465
Equity in earnings of unconsolidated businesses	635	—	—	—	635
Income from other unconsolidated businesses	74	—	(43)	—	31
Other income and (expense), net	(20)	—	—	55	35
Interest expense	(1,809)	—	—	—	(1,809)
Minority interest	(1,835)	—	—	—	(1,835)

Income Before Provision for Income Taxes and Discontinued Operations	6,809	792	(43)	(36)	7,522
Provision for income taxes	(2,065)	(307)	—	34	(2,338)

Income Before Discontinued Operations	4,744	485	(43)	(2)	5,184
Discontinued Operations
Income from operations	89	—	—	—	89
Provision for income taxes	(41)	—	—	—	(41)

Income on discontinued operations	48	—	—	—	48

Net Income	$4,792	$485	$(43)	$(2)	$5,232

Basic Earnings per Common Share(1)	$1.73	$.18	$(.02)	$—	$1.89
Diluted Earnings per Common Share(1)	$1.72	$.17	$(.02)	$—	$1.87

		Special and Non-Recurring Items
Unaudited	9 Mos. Ended 9/30/03 Reported (GAAP)	Iusacell Charge	Severance, Pension and Benefit Charges	Lease Impairment and Other Special Charges	Cumulative Effect of Accounting Change	9 Mos. Ended 9/30/03 Before Special Items
Operating Revenues	$50,270	$—	$—	$—	$—	$50,270

Operating Expenses
Cost of services and sales	15,849	—	—	—	—	15,849
Selling, general & administrative expense	14,823	—	(828)	(197)	—	13,798
Depreciation and amortization expense	10,162	—	—	—	—	10,162
Sales of businesses, net	(141)	—	—	—	—	(141)

Total Operating Expenses	40,693	—	(828)	(197)	—	39,668

Operating Income	9,577	—	828	197	—	10,602
Equity in earnings of unconsolidated businesses	673	—	—	—	—	673
Income from other unconsolidated businesses	159	—	—	—	—	159
Other income and (expense), net	22	—	—	61	—	83
Interest expense	(2,132)	—	—	—	—	(2,132)
Minority interest	(1,132)	—	—	—	—	(1,132)

Income Before Provision for Income Taxes, Discontinued Operations and Cumulative Effect of Accounting Change	7,167	—	828	258	—	8,253
Provision for income taxes	(2,236)	—	(312)	(54)	—	(2,602)

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	4,931	—	516	204	—	5,651
Discontinued Operations
Income (loss) from operations	(891)	957	1	—	—	67
Provision for income taxes	(8)	(26)	—	—	—	(34)

Income (loss) on discontinued operations	(899)	931	1	—	—	33
Cumulative Effect of Accounting Change, Net of Tax	503	—	—	—	(503)	—

Net Income	$4,535	$931	$517	$204	$(503)	$5,684

Basic Earnings per Common Share(1)	$1.65	$.34	$.19	$.07	$(.18)	$2.06
Diluted Earnings per Common Share(1)	$1.63	$.33	$.19	$.07	$(.18)	$2.05

Footnote:

(1)	EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Selected Financial and Operating Statistics

	(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/04	3 Mos. Ended 9/30/03	9 Mos. Ended 9/30/04	9 Mos. Ended 9/30/03
Debt to debt and shareowners’ equity ratio-end of period	53.5%	56.4%	53.5%	56.4%

Book value per common share	$12.70	$12.72	$12.70	$12.72

Cash dividends declared per common share	$.385	$.385	$1.155	$1.155

Common shares outstanding (in millions)
End of period	2,769	2,762	2,769	2,762

Capital expenditures (including capitalized software)
Domestic Telecom	$1,761	$1,746	$4,703	$4,765
Domestic Wireless	1,374	983	4,121	3,079
Information Services	18	12	49	47
International	98	99	195	222
Other	2	7	9	21

Total	$3,253	$2,847	$9,077	$8,134

Total employees (1)	208,240	219,927	208,240	219,927

Footnote:

(1)	Prior period adjusted to reflect comparable figure.

Verizon Communications Inc.

Consolidated Balance Sheets

	(dollars in millions)

Unaudited	9/30/04	12/31/03	$ Change
Assets
Current assets
Cash and cash equivalents	$616	$669	$(53)
Short-term investments	986	2,172	(1,186)
Accounts receivable, net	9,919	9,854	65
Inventories	1,389	1,262	127
Assets of discontinued operations	719	705	14
Assets held for sale	950	—	950
Prepaid expenses and other	3,162	4,233	(1,071)

Total current assets	17,741	18,895	(1,154)

Plant, property and equipment	183,356	180,940	2,416
Less accumulated depreciation	109,870	105,638	4,232

	73,486	75,302	(1,816)

Investments in unconsolidated businesses	5,989	5,789	200
Wireless licenses	41,092	40,907	185
Goodwill	835	835	—
Other intangible assets, net	4,430	4,702	(272)
Other assets	19,324	19,538	(214)

Total Assets	$162,897	$165,968	$(3,071)

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$3,271	$5,967	$(2,696)
Accounts payable and accrued liabilities	13,291	14,652	(1,361)
Liabilities of discontinued operations	95	76	19
Liabilities related to assets held for sale	500	—	500
Other	5,967	5,885	82

Total current liabilities	23,124	26,580	(3,456)

Long-term debt	37,252	39,413	(2,161)
Employee benefit obligations	17,104	16,754	350
Deferred income taxes	22,129	21,704	425
Other liabilities	3,526	3,703	(177)

Minority interest	24,588	24,348	240

Shareowners’ investment
Common stock	277	277	—
Contributed capital	25,420	25,363	57
Reinvested earnings	11,005	9,409	1,596
Accumulated other comprehensive loss	(1,372)	(1,250)	(122)
Common stock in treasury, at cost	(168)	(115)	(53)
Deferred compensation - employee stock ownership plans and other	12	(218)	230

Total shareowners’ investment	35,174	33,466	1,708

Total Liabilities and Shareowners’ Investment	$162,897	$165,968	$(3,071)

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

	(dollars in millions)

Unaudited	9 Mos. Ended 9/30/04	9 Mos. Ended 9/30/03	$ Change
Cash Flows From Operating Activities
Income before discontinued operations and cumulative effect of accounting change	$4,744	$4,931	$(187)
Adjustments to reconcile income before discontinued operations and cumulative effect of accounting change to net cash provided by operating activities:
Depreciation and amortization expense	10,345	10,162	183
Sales of businesses, net	—	(141)	141
Employee retirement benefits	1,679	230	1,449
Deferred income taxes	968	1,418	(450)
Provision for uncollectible accounts	876	1,282	(406)
Income from unconsolidated businesses	(709)	(832)	123
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(2,344)	(406)	(1,938)
Other, net	(65)	(388)	323

Net cash provided by operating activities	15,494	16,256	(762)

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(9,077)	(8,134)	(943)
Acquisitions, net of cash acquired, and investments	(300)	(1,097)	797
Proceeds from disposition of businesses	117	229	(112)
Net change in short-term investments	1,174	1,683	(509)
Other, net	261	409	(148)

Net cash used in investing activities	(7,825)	(6,910)	(915)

Cash Flows From Financing Activities
Proceeds from long-term borrowings	502	2,831	(2,329)
Repayments of long-term borrowings and capital lease obligations	(4,867)	(8,870)	4,003
Decrease in short-term obligations, excluding current maturities	(79)	(1,274)	1,195
Dividends paid	(3,198)	(3,175)	(23)
Proceeds from sale of common stock	220	617	(397)
Purchase of common stock for treasury	(257)	—	(257)
Other, net	(43)	(168)	125

Net cash used in financing activities	(7,722)	(10,039)	2,317

Decrease in cash and cash equivalents	(53)	(693)	640
Cash and cash equivalents, beginning of period	669	1,397	(728)

Cash and cash equivalents, end of period	$616	$704	$(88)

Verizon Communications Inc.

Domestic Telecom – Selected Financial Results

			(dollars in millions)

Unaudited	3 Mos. Ended 9/30/04	3 Mos. Ended 9/30/03	% Change	9 Mos. Ended 9/30/04	9 Mos. Ended 9/30/03	% Change
Operating Revenues
Local services	$4,629	$4,826	(4.1)	$13,965	$14,629	(4.5)
Network access services	3,026	3,093	(2.2)	9,171	9,646	(4.9)
Long distance services	1,087	1,000	8.7	3,118	2,782	12.1
Other services	905	932	(2.9)	2,629	2,640	(.4)

Total Operating Revenues	9,647	9,851	(2.1)	28,883	29,697	(2.7)

Operating Expenses
Cost of services and sales	3,805	3,879	(1.9)	11,165	10,815	3.2
Selling, general & administrative expense	2,207	2,069	6.7	6,699	6,322	6.0
Depreciation and amortization expense	2,215	2,296	(3.5)	6,681	6,927	(3.6)

Total Operating Expenses	8,227	8,244	(.2)	24,545	24,064	2.0

Operating Income	$1,420	$1,607	(11.6)	$4,338	$5,633	(23.0)
Operating Income Margin	14.7%	16.3%		15.0%	19.0%

Segment Income	$642	$703	(8.7)	$2,022	$2,625	(23.0)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Domestic Telecom – Selected Operating Statistics

Unaudited	3 Mos. Ended 9/30/04	3 Mos. Ended 9/30/03	% Change	9 Mos. Ended 9/30/04	9 Mos. Ended 9/30/03	% Change
Switched access lines in service (000)
Residence	34,726	36,468	(4.8)	34,726	36,468	(4.8)
Business	18,515	19,214	(3.6)	18,515	19,214	(3.6)
Public	437	473	(7.6)	437	473	(7.6)

Total	53,678	56,155	(4.4)	53,678	56,155	(4.4)
Special DS0 equivalents	89,532	83,233	7.6	89,532	83,233	7.6

Total voice grade equivalents (000)	143,210	139,388	2.7	143,210	139,388	2.7

Resale & UNE-P lines (000)	6,662	5,378	23.9	6,662	5,378	23.9
Minutes of use from Carriers and CLECs (in millions)	55,762	59,165	(5.8)	170,861	180,008	(5.1)
Long distance lines (1) (000)	17,313	14,850	16.6	17,313	14,850	16.6
DSL lines (000)	3,253	2,116	53.7	3,253	2,116	53.7

High capacity and digital data revenues ($ in millions)
Data transport	$1,776	$1,596	11.3	$5,202	$4,914	5.9
Data solutions	204	179	14.0	552	478	15.5

Total revenues	$1,980	$1,775	11.5	$5,754	$5,392	6.7

Footnote:

(1)	Includes cumulative long distance line adjustments of 1,050,000 lines in the third quarter of 2003. As previously disclosed, these adjustments pertain to an overstatement of long distance lines discovered in the second quarter of 2004.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

			(dollars in millions)

Unaudited	3 Mos. Ended 9/30/04	3 Mos. Ended 9/30/03	% Change	9 Mos. Ended 9/30/04	9 Mos. Ended 9/30/03	% Change
Revenues
Service revenues	$6,389	$5,299	20.6	$17,933	$14,970	19.8
Equipment and other	922	643	43.4	2,387	1,535	55.5

Total Revenues	7,311	5,942	23.0	20,320	16,505	23.1

Operating Expenses
Cost of services and sales	2,107	1,715	22.9	5,619	4,721	19.0
Selling, general & administrative expense	2,411	2,103	14.6	6,933	5,942	16.7
Depreciation and amortization expense	1,147	1,000	14.7	3,305	2,863	15.4

Total Operating Expenses	5,665	4,818	17.6	15,857	13,526	17.2

Operating Income	$1,646	$1,124	46.4	$4,463	$2,979	49.8
Operating Income Margin	22.5%	18.9%		22.0%	18.0%

Segment Income	$478	$301	58.8	$1,249	$776	61.0

Selected Operating Statistics
Subscribers (000)	42,118	36,026	16.9	42,118	36,026	16.9
Penetration	17.5%	15.4%		17.5%	15.4%
Subscriber net adds in period(1) (000)	1,674	1,407	19.0	4,596	3,535	30.0
Total churn rate, including prepaid	1.5%	1.9%		1.5%	1.9%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

(1)	Includes acquisition of 6,000 subscribers in the first quarter of 2003.

Verizon Communications Inc.

Information Services – Selected Financial Results

	(dollars in millions)

Unaudited	3 Mos. Ended 9/30/04	3 Mos. Ended 9/30/03	% Change	9 Mos. Ended 9/30/04	9 Mos. Ended 9/30/03	% Change
Operating Revenues	$900	$939	(4.2)	$2,725	$2,897	(5.9)

Operating Expenses
Cost of services and sales	126	147	(14.3)	397	438	(9.4)
Selling, general & administrative expense	327	330	(.9)	992	1,002	(1.0)
Depreciation and amortization expense	23	19	21.1	65	58	12.1
Sales of businesses, net	—	(141)	(100.0)	—	(141)	(100.0)

Total Operating Expenses	476	355	34.1	1,454	1,357	7.1

Operating Income	$424	$584	(27.4)	$1,271	$1,540	(17.5)
Operating Income Margin	47.1%	62.2%		46.6%	53.2%

Segment Income	$252	$355	(29.0)	$766	$923	(17.0)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Information Services results in all periods exclude the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004.

Verizon Communications Inc.

International - Selected Financial Results

	(dollars in millions)

Unaudited	3 Mos. Ended 9/30/04	3 Mos. Ended 9/30/03	% Change	9 Mos. Ended 9/30/04	9 Mos. Ended 9/30/03	% Change
Operating Revenues	$496	$446	11.2	$1,470	$1,472	(.1)

Operating Expenses
Cost of services and sales	153	144	6.3	456	422	8.1
Selling, general & administrative expense	136	222	(38.7)	351	573	(38.7)
Depreciation and amortization expense	80	80	—	237	252	(6.0)

Total Operating Expenses	369	446	(17.3)	1,044	1,247	(16.3)

Operating Income	$127	$—	—	$426	$225	89.3
Operating Income Margin	25.6%	0.0%		29.0%	15.3%

Equity in Earnings of Unconsolidated Businesses	$238	$397	(40.1)	$726	$789	(8.0)
Income from Other Unconsolidated Businesses	$2	$80	(97.5)	$31	$169	(81.7)

Segment Income	$319	$471	(32.3)	$887	$1,051	(15.6)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company's chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Other Reconciliations

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/04	3 Mos. Ended 9/30/03
Operating Income Margin Excluding Special and Non-recurring Items and Net Pension/OPEB - Total Verizon
Operating revenues	$18,206	$17,063

Reported operating income	$3,597	$3,191
Special and non-recurring items	33	131
Net pension/OPEB expense (credit)	185	(83)

Operating income excluding special and non-recurring items and net pension/OPEB	$3,815	$3,239

Reported operating income margin	19.8%	18.7%
Operating income margin excluding special and non-recurring items and net pension/OPEB	21.0%	19.0%

Operating Income Margin Excluding Net Pension/OPEB - Domestic Telecom
Total operating revenues	$9,647	$9,851

Operating income	$1,420	$1,607
Net pension/OPEB expense (credit)	157	(118)

Operating income excluding net pension/OPEB	$1,577	$1,489

Operating income margin	14.7%	16.3%
Operating income margin excluding net pension/OPEB	16.3%	15.1%

Unaudited	3 Mos. Ended 9/30/04	3 Mos. Ended 9/30/03
Domestic Telecom Cash Operating Expense Excluding Net Pension/OPEB
Domestic Telecom operating expenses	$8,227	$8,244
Less: Domestic Telecom depreciation and amortization	(2,215)	(2,296)
Net pension/OPEB credit (expense)	(157)	118

Domestic Telecom cash operating expense excluding net pension/OPEB	$5,855	$6,066

Unaudited	3 Mos. Ended 9/30/04	3 Mos. Ended 9/30/03	9 Mos. Ended 9/30/04	9 Mos. Ended 9/30/03
Free Cash Flow
Cash from operating activities	$5,601	$5,309	$15,494	$16,256
Less: Capital expenditures (including capitalized software)	(3,253)	(2,847)	(9,077)	(8,134)
Dividends paid	(1,067)	(1,060)	(3,198)	(3,175)

Free Cash Flow	$1,281	$1,402	$3,219	$4,947

Unaudited	3 Mos. Ended 9/30/04	3 Mos. Ended 9/30/03	9 Mos. Ended 9/30/04	9 Mos. Ended 9/30/03
Cash Flow Summary
Cash provided by operating activities	$5,601	$5,309	$15,494	$16,256
Cash used in investing activities	(3,069)	(1,832)	(7,825)	(6,910)
Cash used in financing activities	(2,499)	(3,552)	(7,722)	(10,039)

Increase (decrease) in cash and cash equivalents	33	(75)	(53)	(693)
Cash and cash equivalents, beginning of period	583	779	669	1,397

Cash and cash equivalents, end of period	$616	$704	$616	$704

Verizon Communications Inc.

Other Reconciliations

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/04	3 Mos. Ended 6/30/04	3 Mos. Ended 3/31/04
EBITDA - Verizon Wireless
Segment income:
Domestic Telecom	$642	$683	$697
Verizon Wireless	478	453	318
Information Services	252	243	271
International	319	287	281

Total segments	1,691	1,666	1,567
Corporate and other	105	131	(368)

Consolidated net income	$1,796	$1,797	$1,199

Verizon Wireless EBITDA
Segment income	$478	$453	$318
Add/subtract non-operating items:
Provision for income taxes	376	358	254
Minority interest	667	639	460
Interest expense	160	170	176
Other income/(expense), net	(4)	(2)	(5)
Equity in earnings of unconsolidated businesses	(31)	(3)	(1)

Operating income	1,646	1,615	1,202
Add depreciation and amortization expense	1,147	1,103	1,055

Verizon Wireless EBITDA	$2,793	$2,718	$2,257

Verizon Wireless total revenues	$7,311	$6,847	$6,162

Verizon Wireless service revenues	$6,389	$6,043	$5,501

Verizon Wireless operating income margin	22.5%	23.6%	19.5%

Verizon Wireless EBITDA margin	43.7%	45.0%	41.0%